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                                                                     EXHIBIT 4.7

                               ADMINISTAFF, INC.
                     13% SUBORDINATED NOTE DUE MAY 13, 1999


$4,000,000                                                          MAY 13, 1994


       FOR VALUE RECEIVED, the undersigned, Administaff, Inc. (herein called the "Company"), a corporation organized and existing under the laws of the State of Texas, hereby promises to pay to The Board of Trustees of The Texas Growth Fund, as Trustee for the Texas Growth Fund - 1991 Trust ("TGF"), or its registered assigns, the principal sum of Four Million Dollars ($4,000,000) together with interest thereon (computed on the basis of a 360-day year of twelve 30-day months) at the rate of 13% per annum payable as provided below; provided, however, that, for purposes of (i) the interest payment for the partial period ending June 30, 1994 shall be calculated based on a 365-day year and (ii) any prepayment of principal, accrued interest payable with respect thereto shall be calculated based on a 365-day year.

       The Company shall pay accrued interest on the outstanding principal balance hereof on the last day of March, June, September and December of each year commencing on June 30, 1994, and continuing until May 13, 1999, when this Note shall mature and the principal balance hereof along with all accrued and unpaid interest shall be due.

       Payments of principal and interest are to be made at the office of TGF Management Corp., 100 Congress Avenue, Suite 980, Austin, Texas 78701, or such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

       All amounts paid hereunder shall be applied first to all interest then accrued and unpaid hereunder, and the balance, if any, to principal. All past due principal and interest on this Note shall bear interest at 13% per annum from the due date thereof until paid.

       This Subordinated Note is issued pursuant to a Securities Purchase Agreement dated as of May 13, 1994, between the Company and TGF (the "Agreement"), and the holder hereof is entitled to the benefits thereof and subject to the restrictions on transfer contained therein. In addition, the holder hereof may be entitled to certain rights pursuant to the Voting Agreement (as defined in the Agreement).

       The sale or other transfer of this Subordinated Note is restricted by the Company's right of first refusal as described in the Agreement.

       The payment of this Subordinated Note is subordinated to the prior payment of Senior Debt (as defined in the Agreement) under the circumstances described in the Agreement and in that certain Subordination Agreement effective as of May 13, 1994 by TGF and the Company in favor of Texas Commerce Bank National Association.
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       Upon the satisfaction of the conditions set forth in the Agreement and subject to the other terms and conditions of the Agreement, the Company may prepay this Subordinated Note in whole or in part, plus accrued interest thereon, as provided in the Agreement. The Company agrees to make any prepayments of principal that may be required pursuant to the terms of the Agreement on the dates and in the amounts specified in the Agreement.

       In addition, this Subordinated Note is subject to mandatory prepayment of the full principal amount then owing, plus accrued interest, upon the occurrence of certain events set forth in the Agreement.

       In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of this Subordinated Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

       The Company hereby waives presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest or notice of protest and nonpayment, bringing of suit and diligence in taking any action to collect any sums owing hereunder and in proceeding against any of the rights and properties securing payment hereof, and agrees that its liability on this Subordinated Note shall not be affected by any release of or change in any security for the payment of this Subordinated Note.

       It is expressly stipulated and agreed to be the intent of the Company and the registered holder hereof to at all times comply with the usury and other laws applicable to this Subordinated Note and any instruments securing the payment hereof (the "Security Instruments") and any subsequent revisions, repeals, or judicial interpretations thereof, to the extent any of the same are applicable hereto. If any amount called for under this Subordinated Note or under any of the Security Instruments, or contracted for, charged, or received with respect to the indebtedness evidenced by this Subordinated Note, or if the exercise of the option herein contained to accelerate the maturity of this Subordinated Note or any prepayment by the Company results in the Company having paid any interest in excess of that permitted by law, then it is the express intent of the Company and the registered holder hereof that all excess amounts theretofore collected by the registered holder hereof be credited on the principal balance of this Subordinated Note (or, if this Subordinated Note has been paid in full, refunded to the Company), and the provisions of this Subordinated Note and the Security Instruments immediately be deemed reformed and the amounts thereafter collectable hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder.



                                           ADMINISTAFF, INC.


                                           By:    /s/ PAUL J. SARVADI
                                              ----------------------------------
                                                  Paul J. Sarvadi
                                           Title:
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